Exhibit j(13) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Equity Funds:

We consent to the use of our reports dated January 23, 2014, with respect to the financial statements of Federated Emerging Markets Equity Fund (formerly, Federated Global Equity Fund), a portfolio of Federated Equity Funds, as of November 30, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

Boston, Massachusetts

February 20, 2014